Exhibit 99.1

Life Storage, Inc. Reports First Quarter 2019 Results

BUFFALO, N.Y.--(BUSINESS WIRE)--May 1, 2019--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter ended March 31, 2019.

Highlights for the First Quarter Included:

  Achieved net income attributable to common shareholders of $34.5 million, or $0.74 per fully diluted common share.
  Achieved adjusted funds from operations (“FFO”)(1) per fully diluted common share of $1.31 as compared to $1.30 in the first quarter of 2018.
  Increased same store revenue by 2.4% and same store net operating income ("NOI")(2) by 2.5% as compared to the first quarter of 2018.
  Grew management and acquisition fees by 28.9% over the same period in 2018.
  Acquired two high-quality properties for a total cost of $66.5 million.
  Entered Canadian market and commenced management of six self storage facilities in Ontario, Canada.
  Transitioned tenant insurance program from a third-party product to a captive solution.
  Completed the planned CEO Succession from David Rogers to Joseph Saffire.

Joe Saffire, the Company’s Chief Executive Officer, stated, “We are pleased to report solid results in the first quarter. Despite the absorption of new supply, we continue to drive revenue growth while controlling operating costs. Our international expansion is gaining traction and our asset rotation strategy is re-positioning our Company for future growth. While the program comes with minor short-term dilution, we believe the long-term strategy of selective asset recycling will ultimately benefit our shareholders.”

FINANCIAL RESULTS

The Company achieved net income attributable to common shareholders in the first quarter of 2019 of $34.5 million or $0.74 per fully diluted common share. This compares to net income attributable to common shareholders of $33.9 million in the first quarter of 2018, or $0.73 per fully diluted common share. The increase in net income was primarily the result of a $1.1 million gain on sale of land and 2.6% total revenue growth.

Funds from operations for the quarter was $1.32 per fully diluted common share compared to $1.27 for the same period last year. Absent a $1.1 million gain from sale of land and a $0.4 million cost related to an officer’s retirement, adjusted FFO per fully diluted common share was $1.31 for the quarter ended March 31, 2019. Adjusted FFO per fully diluted common share for the quarter ended March 31, 2018 was $1.30.

OPERATIONS

Total revenues increased 2.6% over last year’s first quarter while property operating costs increased 3.0%, resulting in an NOI increase of 2.3%.

Revenues for the 538 stabilized stores wholly-owned by the Company since December 31, 2017 increased 2.4% from the first quarter of 2018, the result of a 3.5% increase in rental rates, partially offset by a 110 basis point decrease in average occupancy. Due to the transition of the Company’s tenant insurance program from a third-party product to a captive solution, insurance revenue has been removed from the same store financial results. The transition occurred on April 1, 2019; however, the first quarter supplemental disclosure and 2019 earnings guidance follow this methodology.

Same store operating expenses increased 2.3% for the first quarter of 2019 compared to the prior year period, the result of increased real estate taxes and repair and maintenance costs. Accordingly, same store NOI this period increased 2.5% over the first quarter of 2018.

General and administrative expenses increased by approximately $0.3 million over the same period in 2018.

During the first quarter of 2019, the Company experienced same store revenue growth in 28 of its 33 major markets. Overall, the markets with the strongest revenue impact include New York-Newark-New Jersey, Las Vegas, Chicago, New England, Buffalo and Sacramento.

PORTFOLIO TRANSACTIONS

The Company acquired two properties for its wholly-owned portfolio in the first quarter of 2019, both of which were previously announced: one facility in Tampa, FL for approximately $9.3 million and one in Queens, NY for $57.2 million. The New York facility was acquired as a result of the Company’s acquisition of the remaining 60% ownership interest in one of its joint ventures and included the carrying value of the Company’s equity investment of $10.7 million.

The Company also entered into separate joint venture agreements on two properties in Ontario, Canada. Both facilities are located in the surrounding Greater Toronto Area, including the Hamilton and St. Catharines-Niagara Canadian Metropolitan Areas. The Company is managing both properties.

As previously announced, the Company entered into contracts to acquire 16 stores for its wholly-owned portfolio for a total consideration of approximately $177.7 million. The facilities are located in mid-Atlantic, Southeastern and mid-West markets where the Company already has a presence. Three of these properties were acquired in April for approximately $33 million.

The remaining acquisitions are subject to further due diligence and closing conditions; therefore, no assurance can be given that they will be purchased according to the terms described.

THIRD PARTY MANAGEMENT

The Company continues to aggressively grow its third-party management platform. During the quarter, the Company added eight stores to the platform: two (2) in the Greater New York City Area and six (6) in the surrounding Greater Toronto Area.

Subsequent to quarter end, the Company commenced management of two additional self storage facilities; one each in Phoenix, AZ and Greer, SC.

FINANCIAL POSITION

At March 31, 2019, the Company had approximately $8.9 million of cash on hand, and $322.7 million available on its line of credit.

Illustrated below are key financial ratios at March 31, 2019:

- Debt to Enterprise Value (at $92.27/share)	28.5%
- Debt to Book Cost of Storage Facilities	40.5%
- Debt to Recurring Annualized EBITDA	5.8x
- Debt Service Coverage	4.5x

COMMON STOCK DIVIDEND

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share, or $4.00 annualized. The dividend was paid on April 26, 2019 to Shareholders of record on April 16, 2019.

YEAR 2019 EARNINGS GUIDANCE

The following assumptions covering operations have been utilized in formulating guidance for 2019:

Year 2019 Earnings Guidance	Current Guidance Range			Prior Guidance Range
				(Feb 25, 2019)
Same Store Revenue	1.50%	-	2.50%	1.50%	-	2.50%
Same Store Operating Costs (excluding property taxes)	2.00%	-	3.00%	2.00%	-	3.00%
Same Store Property Taxes	5.50%	-	6.50%	5.50%	-	6.50%
Total Same Store Operating Expenses	3.00%	-	4.00%	3.00%	-	4.00%
Same Store Net Operating Income	1.00%	-	2.00%	1.00%	-	2.00%

General & Administrative	$48M	-	$50M	$48M	-	$50M

Expansions & Enhancements	$40M	-	$55M	$40M	-	$55M
Capital Expenditures	$20M	-	$25M	$20M	-	$25M
Wholly Owned Acquisitions	$225M	-	$225M	$225M	-	$225M
Wholly Owned Dispositions	$225M	-	$225M	$225M	-	$225M
Joint Venture Investments	$50M	-	$50M	$50M	-	$50M

Adjusted Funds from Operations per Share	$5.55	-	$5.63	$5.53	-	$5.63

The Company’s 2019 same store pool consists of the 538 stabilized stores owned since December 31, 2017. Fourteen of the stores purchased through 2018 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Company has included $225 million of acquisition activity in its projections for 2019 and $225 million of dispositions as it continues its portfolio optimization efforts. Using proceeds generated from the sale of mature properties that have achieved stabilization to acquire newer, higher growth-potential properties, some of which are expected to be in lease-up, Life Storage expects to incur between $0.10 - $0.12 dilution of FFO per share in 2019. This asset rotation should provide significant net asset value and improved FFO growth potential in subsequent years.

As a result of the above assumptions, management expects adjusted funds from operations for the second quarter of 2019 to be between $1.38 and $1.42 per share and approximately $5.55 to $5.63 per share for the full year 2019.

Reconciliation of Guidance	2Q 2019 Range or Value	FY 2019 Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.80 - $ 0.84	$ 3.28 - $ 3.36
Plus: real estate depreciation and amortization	0.58 - 0.58	2.27 - 2.27
FFO per share	$ 1.38 - $ 1.42	$ 5.55 - $ 5.63

FORWARD LOOKING STATEMENTS:

When used in this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to effectively compete in the industry in which it does business; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; any future ratings on the Company’s debt instruments; regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; economic uncertainty due to the impact of natural disasters, war or terrorism; and tax law changes that may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, May 2, 2019. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 866-777-2509 (domestic) or 412-317-5413 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at lifestorage.com/. The webcast will be archived for a period of six months.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 750 storage facilities in 28 states and Ontario, Canada. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit http://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	March 31,	December 31,
(dollars in thousands)	2019	2018
Assets
Investment in storage facilities:
Land	$826,917	$794,729
Building, equipment and construction in progress	3,648,239	3,604,210
	4,475,156	4,398,939
Less: accumulated depreciation	(729,296)	(704,681)
Investment in storage facilities, net	3,745,860	3,694,258
Cash and cash equivalents	8,875	13,560
Accounts receivable	9,327	7,805
Receivable from joint ventures	1,807	1,006
Investment in joint ventures	135,342	145,911
Prepaid expenses	10,213	7,251
Intangible asset - in-place customer leases	1,011	970
Trade name	16,500	16,500
Other assets	29,868	4,951
Total Assets	$3,958,803	$3,892,212

Liabilities
Line of credit	$177,000	$91,000
Term notes, net	1,611,344	1,610,820
Accounts payable and accrued liabilities	77,513	87,446
Deferred revenue	9,907	9,191
Mortgages payable	12,204	12,302
Total Liabilities	1,887,968	1,810,759

Noncontrolling redeemable Operating Partnership Units at redemption value	23,944	23,716

Equity
Common stock	466	466
Additional paid-in capital	2,373,553	2,372,157
Accumulated deficit	(320,482)	(308,011)
Accumulated other comprehensive loss	(6,646)	(6,875)
Total Shareholders' Equity	2,046,891	2,057,737
Total Liabilities and Shareholders' Equity	$3,958,803	$3,892,212

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)

	January 1, 2019	January 1, 2018
	to	to
(dollars in thousands, except share data)	March 31, 2019	March 31, 2018

Revenues
Rental income	$124,146	$121,624
Other operating income	9,290	9,075
Management and acquisition fee income	3,086	2,395
Total operating revenues	136,522	133,094

Expenses
Property operations and maintenance	31,161	30,449
Real estate taxes	16,092	15,419
General and administrative	12,337	12,044
Operating leases of storage facilities	141	141
Depreciation and amortization	25,883	24,764
Amortization of in-place customer leases	344	-
Total operating expenses	85,958	82,817

Gain on sale of real estate	1,076	-
Income from operations	51,640	50,277

Other income (expense)
Interest expense (A)	(17,819)	(17,204)
Interest income	5	4
Equity in income of joint ventures	811	972

Net income	34,637	34,049
Noncontrolling interests in the Operating Partnership	(183)	(160)
Net income attributable to common shareholders	$34,454	$33,889

Earnings per common share attributable to common shareholders - basic	$0.74	$0.73

Earnings per common share attributable to common shareholders - diluted	$0.74	$0.73

Common shares used in basic
earnings per share calculation	46,564,846	46,452,492

Common shares used in diluted
earnings per share calculation	46,636,700	46,536,672

Dividends declared per common share	$1.00	$1.00

(A) Interest expense for the period ending March 31 consists of the following
Interest expense	$17,282	$16,679
Amortization of debt issuance costs	537	525
Total interest expense	$17,819	$17,204

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	January 1, 2019	January 1, 2018
	to	to
(dollars in thousands, except share data)	March 31, 2019	March 31, 2018

Net income attributable to common shareholders	$34,454	$33,889
Noncontrolling interests in the Operating Partnership	183	160
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	25,806	24,256
Depreciation and amortization from unconsolidated joint ventures	1,410	1,197
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(326)	(280)
Funds from operations available to common shareholders	61,527	59,222
FFO per share - diluted	$1.32	$1.27

Adjustments to FFO
Gain on sale of land	$(1,076)	$-
Costs related to officer's retirement	443	-
Board changes and other proxy related expenses	-	1,128
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	3	(5)
Adjusted funds from operations available to common shareholders	60,897	60,345
Adjusted FFO per share - diluted	$1.31	$1.30

Common shares - diluted	46,636,700	46,536,672

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	January 1, 2019	January 1, 2018
	to	to
(dollars in thousands)	March 31, 2019	March 31, 2018

Net Income	$34,637	$34,049
General and administrative	12,337	12,044
Payments for rent	141	141
Depreciation and amortization	26,227	24,764
Interest expense	17,819	17,204
Interest income	(5)	(4)
Gain on sale of real estate	(1,076)	-
Equity in income of joint ventures	(811)	(972)
Net operating income	$89,269	$87,226

Same store (4)	$79,017	$77,075
Net operating income related to tenant reinsurance	5,815	5,717
Other stores and management fee inc income	4,437	4,434
Total net operating income	$89,269	$87,226

Life Storage, Inc.
Quarterly Same Store Data (3) (4) 538 mature stores owned since 12/31/17
(unaudited)

	January 1, 2019	January 1, 2018
	to	to		Percentage
(dollars in thousands)	March 31, 2019	March 31, 2018	Change	Change

Revenues:
Rental income	$120,456	$117,487	$2,969	2.5%
Other operating income	1,631	1,687	(56)	-3.3%
Total operating revenues	122,087	119,174	2,913	2.4%

Expenses:
Payroll and benefits	10,424	10,649	(225)	-2.1%
Real estate taxes	15,402	14,556	846	5.8%
Utilities	3,986	4,174	(188)	-4.5%
Repairs and maintenance	5,221	4,759	462	9.7%
Office and other operating expense	4,051	4,230	(179)	-4.2%
Insurance	1,493	1,451	42	2.9%
Advertising	310	333	(23)	-6.9%
Internet marketing	2,183	1,947	236	12.1%
Total operating expenses	43,070	42,099	971	2.3%

Net operating income (2)	$79,017	$77,075	$1,942	2.5%

QTD Same store move ins	46,967	48,991	(2,024)

QTD Same store move outs	45,827	47,028	(1,201)

Other Comparable Quarterly Same Store Data (4)
(unaudited)
	January 1, 2019	January 1, 2018
	to	to		Percentage
	March 31, 2019	March 31, 2018	Change	Change
2018 Same store pool (521 stores)
Revenues	$118,051	$115,357	$2,694	2.3%
Expenses	41,396	40,562	834	2.1%
Net operating income	$76,655	$74,795	$1,860	2.5%

2017 Same store pool (417 stores)
Revenues	$90,059	$88,225	$1,834	2.1%
Expenses	31,329	30,578	751	2.5%
Net operating income	$58,730	$57,647	$1,083	1.9%

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (5)
	2019	2018	2019	2018

Weighted average quarterly occupancy	89.9%	91.0%	89.2%	90.5%

Occupancy at March 31	90.1%	91.1%	89.4%	90.6%

Rent per occupied square foot	$14.04	$13.56	$14.01	$13.51

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the three months ended March 31, 2019:

Beginning balance	$4,398,939
Property acquisitions	66,086
Improvements and equipment additions:
Expansions	7,957
Roofing, paving, and equipment:
Stabilized stores	2,877
Recently acquired stores	103
Change in construction in progress (Total CIP $28.2 million)	996
Dispositions and Impairments	(1,802)
Storage facilities at cost at period end	$4,475,156

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	March 31, 2019	March 31, 2018

Management and administrative salaries and benefits	$6,617	$6,465
Training	253	227
Call center	755	715
Life Storage Solutions costs	417	204
Income taxes	365	450
Legal, accounting and professional	925	941
Costs related to officers retirement	443	-
Board changes and other proxy related expenses	-	1,128
Other administrative expenses (6)	2,562	1,914
	$12,337	$12,044

Net rentable square feet	March 31, 2019
Wholly owned properties	39,770,212
Joint venture properties	8,394,924
Third party managed properties	7,672,350
	55,837,486

	March 31, 2019	March 31, 2018

Common shares outstanding	46,632,703	46,514,198
Operating Partnership Units outstanding	248,966	217,481

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Revenues and expenses do not include items related to tenant reinsurance.

(5) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(6) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
David Dodman
(716) 229-8284
ddodman@lifestorage.com